Exhibit 10.1

Paul A. Jarrell
Senior Vice President
Chief Administrative Officer
One Michael Owens Way, Plaza 1
Perrysburg OH 43551-2999
+1 567 336-2000 tel
+1 567 336-5410 fax

October 30, 2015

Ms. Jan Bertsch

Dear Jan,

On behalf of O-I, AI, Andres and I are pleased to offer you the position of Chief Financial Officer, based in Perrysburg, Ohio, as per the key terms and conditions summarized below. A more complete overview of the benefits programs will be provided at the beginning of your employment.

Base Salary

Your base salary will be $650,000 per year. Payments will be made on a monthly basis.

Short Term Incentive

You will participate in O-I’s Senior Management Incentive Program (“SMIP”) with a target incentive of 80% of annual earned base salary. Actual incentive earned may range from 30% to 200% of the target incentive based on company and personal performance. Once a pool is created based on the Company’s performance against the established financial metrics, 20% of your final award will be discretionary and based on your personal contributions and leadership. For 2015, your SMIP award will be prorated based on your date of hire.

Long Term Incentive

You will be eligible to participate in O-I’s Long-Term Incentive Program (“LTI”). The target award for the CFO role is $1.3M in 2015 and is reviewed annually. Actual LTI awards may vary based upon the performance of the Company and the participant. Equity grants are made in March of each year to certain eligible employees following the review and approval of the Compensation Committee of the Company’s Board of Directors.

On your first day of employment or the first legally allowable date, you will receive a long-term incentive award valued at $1,300,000. The award will consist of performance share units (50%), stock options (25%), and restricted stock units (25%), as per the Company’s current equity program rules and regulations. The

o-i.com glassislife.com

options will be valued based on a Black-Scholes valuation and the restricted stock units and performance share units will be valued at fair market value (FMV) on the date of grant. The performance share units vest over a three-year cycle beginning in 2015. The final award of performance shares may range from 0% to 200% of the target award based on company performance for EPS, ROIC and organic revenue growth. The stock options and restricted stock units will vest in 25% increments on each anniversary of the grant date.

Long Term Incentive – Special Award

Upon commencement of employment or on the first legally allowable date, a special award of restricted stock units valued at $2.5M with three-year cliff vesting will be issued. Further description of the award and details of the award agreement will be provided prior to issuance.

Benefits / Other

a.         Medical, Dental, Drug, Vision. You will participate in the same plans as other U.S. salaried employees.

b.         Retirement. You will participate in the salaried employee defined contribution retirement plan which includes a 401K plan with a 50% match on the first 8% contributed and an additional 2% company contribution into your account. You are also eligible to participate in the Executive Deferred Savings Plan (non-qualified 401(k) plan).

c.          Vacation. Your annual vacation entitlement is five (5) weeks.

d.         Relocation. A lump-sum relocation allowance of $50,000.

Executive Benefits

a.                 Executive Life. You will participate in the executive life insurance program providing term life insurance of 3x your base salary at no cost to you. However, any imputed income will be taxable income to you.

b.                 Tax and Financial Planning. You will be eligible for reimbursement of these expenses, not to exceed $15,000 per year. Note that this is taxable income.

c.                  Executive Physical Program. You will be eligible to participate via the preferred provider in Toledo.

d.                 Executive Severance. In accordance with the Executive Severance Policy, in the event you are involuntarily terminated, other than for cause, you will be eligible for a lump sum severance payment equal to two years of your total cash compensation (base salary plus target short-term incentive). In addition, you will continue to have medical/drug/dental coverage (same rates paid by active employees) and executive life insurance coverage for two years.

Outplacement support will also be provided. In exchange, you will be required to sign a waiver, release, and non-compete/non-solicitation agreement.

Stock Ownership

You will be required to accumulate and hold O-I stock valued at 2.5x your base salary within five years of your date of hire.

Contingencies

The offer is contingent on the standard O-I employment requirements:

a.                        Verification of your right to work in the U.S.

b.                        The successful results of a background and reference check and drug test.

c.                         The signing of a Confidentiality / Non-Compete Agreement.

d.                        Your verification that you have no contractual obligations with your former employer(s) or other third parties that will restrict your right to accept and perform the job being offered.

Jan, we look forward to your joining the O-I team and know you will find this opportunity to be challenging and rewarding. This offer of employment remains in effect until December 1, 2015. Please sign below indicating your acceptance of our offer and confirming your start date. It is our understanding that you will do so immediately following the closing (sale) of your current business.

Sincerely,

/s/ Paul A. Jarrell
Paul A. Jarrell
Senior Vice President
Chief Administrative Officer

cc:	A. Stroucken
A. Lopez

I accept this offer and agree to begin my employment with O-I on 11-23, 2015.

/s/ Jan Bertsch	11-20-15
Jan Bertsch	Date